EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS 37% INCREASE IN THIRD QUARTER EPS

SALES INCREASED 11% TO $910 MILLION ON COMPARABLE STORE SALES GROWTH OF 10%

PITTSBURGH–November 28, 2012 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that income from continuing operations increased 37% to $0.41 per diluted share for the third quarter ended October 27, 2012, compared to $0.30 per diluted share for the comparable quarter last year. Due to the exit of the 77kids business, its results are presented as discontinued operations for all periods and are further discussed below. Net income for the third quarter, which includes a loss from discontinued operations, was $0.39 per diluted share, compared to $0.27 per diluted share last year.

Robert Hanson, chief executive officer stated, “Our third quarter reflected on-going business momentum, profitable sales growth, and a leading brand and product driven customer experience. We’re also pleased to see business strength carry into the fourth quarter and record results over Thanksgiving weekend. As we look forward, we are sharply focused on executing our strategy plan to drive future profitable growth and top tier shareholder returns.”

Third Quarter Results – Continuing Operations (Excluding 77kids)

•	Net sales increased 11% to a record $910 million, compared to $819 million last year.

•	Comparable store sales, including AE Direct, increased 10%, compared to a 7% increase last year.

•

Gross profit increased 21% to $379 million and increased 350 basis points to 41.6% as a rate to sales. Within gross margin, the merchandise margin improved 290 basis points primarily as a result of improved product costs and lower markdowns. Buying, occupancy and warehousing costs leveraged 60 basis points due to strong sales.

•

Selling, general and administrative expense of $219 million increased 140 basis points to 24.1% as a rate to sales. The increase related to incremental incentive compensation and variable selling expenses due to strong business results and a planned incremental investment in advertising.

•	Depreciation and amortization expense of $31 million decreased 80 basis points to 3.4% as a rate to sales.

•	Operating income increased 39% to $129 million. The operating margin expanded 290 basis points to 14.1%, the company’s best margin rate since 2008.

•	Other income of $3 million primarily relates to a settlement recovery from auction rate securities that were previously held.

•	EPS from continuing operations of $0.41 compares to $0.30 last year, a 37% increase.

77kids Update

On August 3, 2012, the company completed the sale of its children’s business, 77kids, which included store assets, the online business, inventory and a temporary license to use the 77kids name through January 15, 2013.

In conjunction with the sale, the company incurred total year-to-date after-tax losses of approximately $32 million, which includes both operational and exit costs, of which $4 million, or $0.02 per share, was incurred in the third quarter. 77kids results are presented as discontinued operations for all periods. All prior period inventory balances for 77kids have been recorded as an asset held for sale on the company’s consolidated balance sheets.

AEO Direct

In the third quarter, online sales increased 27%, compared to a 21% increase last year. The company’s online business includes ae.com and aerie.com.

Inventory

Total merchandise inventories at the end of the third quarter were $481 million compared to $555 million last year. At cost per foot, inventory decreased 11% compared to last year. Fourth quarter ending inventory cost per foot is expected to be down in the high single-digits.

Capital Expenditures

For the third quarter, capital expenditures were $23 million, compared to $30 million last year, bringing the year-to-date total to $71 million. For fiscal 2012, the company continues to expect capital expenditures to be approximately $100 million.

Real Estate

In the third quarter, total square footage increased slightly. The company opened four stores, closed four stores, and completed 8 remodels. For additional third quarter 2012 actual and fiscal 2012 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and short-term investments of $545 million, compared to $481 million last year, after dividend payments totaling $317 million.

Future Outlook

For the fourth quarter, management now expects EPS to be in the range of $0.54 to $0.56 per diluted share, compared to an adjusted EPS from continuing operations of $0.39 last year, representing growth of 38% to 44%. For the year, management expects EPS from continuing operations of $1.38 to $1.40, compared to an adjusted EPS of $0.97 last year. For the fourth quarter, EPS guidance is based on comparable store sales growth in the mid-single digits and excludes the potential impact of store impairment charges.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 48 international franchise stores in 13 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter and fiscal 2012 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 27, 2012	January 28, 2012	October 29, 2011
	(unaudited)		(unaudited)

ASSETS
Cash and cash equivalents	$544,683	$719,545	$380,284
Short-term investments	—	25,499	101,036
Merchandise inventory	481,208	367,514	554,900
Assets held for sale	—	10,912	16,851
Accounts receivable	47,432	40,310	41,138
Prepaid expenses and other	65,326	74,947	64,378
Deferred income taxes	59,203	48,761	47,254

Total current assets	1,197,852	1,287,488	1,205,841

Property and equipment, net	537,058	582,162	629,486
Intangible assets, net	38,459	39,832	40,088
Goodwill	11,492	11,469	11,511
Non-current deferred income taxes	23,199	13,467	8,833
Other assets	25,073	16,384	14,692

Total Assets	$1,833,133	$1,950,802	$1,910,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$213,197	$183,783	$222,894
Accrued compensation and payroll taxes	51,992	42,625	18,677
Accrued rent	76,769	76,921	74,888
Accrued income and other taxes	38,133	20,135	19,552
Unredeemed gift cards and gift certificates	23,089	44,970	22,456
Current portion of deferred lease credits	13,886	15,066	15,512
Other current liabilities and accrued expenses	26,432	21,901	22,570

Total current liabilities	443,498	405,401	396,549

Deferred lease credits	63,220	71,880	74,981
Non-current accrued income taxes	27,110	35,471	38,527
Other non-current liabilities	15,734	21,199	17,853

Total non-current liabilities	106,064	128,550	131,361

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	599,343	552,797	550,167
Accumulated other comprehensive income	29,179	28,659	29,116
Retained earnings	1,522,805	1,771,464	1,744,280
Treasury stock	(870,252)	(938,565)	(943,518)

Total stockholders’ equity	1,283,571	1,416,851	1,382,541

Total Liabilities and Stockholders’ Equity	$1,833,133	$1,950,802	$1,910,451

Current Ratio	2.70	3.18	3.04

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	October 27, 2012	% of Sales	October 29, 2011	% of Sales

Net sales	$910,374	100.0%	$819,419	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	531,284	58.4%	507,164	61.9%

Gross profit	379,090	41.6%	312,255	38.1%
Selling, general and administrative expenses	219,128	24.1%	185,687	22.7%
Depreciation and amortization	31,421	3.4%	34,415	4.2%

Operating income	128,541	14.1%	92,153	11.2%
Other income (expense), net	2,822	0.3%	(407)	0.0%

Income before income taxes	131,363	14.4%	91,746	11.2%
Provision for income taxes	48,922	5.4%	33,795	4.1%

Income from continuing operations	82,441	9.0%	57,951	7.1%
Loss from discontinued operations, net of tax	(3,833)	–0.4%	(5,524)	–0.7%

Net income	$78,608	8.6%	$52,427	6.4%

Basic income per common share:
Income from continuing operations	$0.42		$0.30
Loss from discontinued operations	(0.02)		(0.03)

Net income per basic share	$0.40		$0.27

Diluted income per common share:
Income from continuing operations	$0.41		$0.30
Loss from discontinued operations	(0.02)		(0.03)

Net income per diluted share	$0.39		$0.27

Weighted average common shares outstanding - basic	197,173		194,378
Weighted average common shares outstanding - diluted	201,967		195,985

	39 Weeks Ended
	October 27, 2012	% of Sales	October 29, 2011	% of Sales

Net sales	$2,358,749	100.0%	$2,091,623	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,428,182	60.5%	1,309,371	62.6%

Gross profit	930,567	39.5%	782,252	37.4%
Selling, general and administrative expenses	579,792	24.6%	504,052	24.1%
Depreciation and amortization	96,130	4.1%	103,848	5.0%

Operating income	254,645	10.8%	174,352	8.3%
Other income, net	5,986	0.3%	5,536	0.3%

Income before income taxes	260,631	11.1%	179,888	8.6%
Provision for income taxes	91,309	3.9%	64,974	3.1%

Income from continuing operations	169,322	7.2%	114,914	5.5%
Loss from discontinued operations, net of tax	(31,990)	–1.4%	(14,493)	–0.7%

Net income	$137,332	5.8%	$100,421	4.8%

Basic income per common share:
Income from continuing operations	$0.86		$0.59
Loss from discontinued operations	(0.16)		(0.07)

Net income per basic share	$0.70		$0.52

Diluted income per common share:
Income from continuing operations	$0.85		$0.58
Loss from discontinued operations	(0.16)		(0.07)

Net income per diluted share	$0.69		$0.51

Weighted average common shares outstanding - basic	196,177		194,659
Weighted average common shares outstanding - diluted	200,041		196,430

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	39 Weeks Ended
	October 27, 2012	October 29, 2011
Operating activities:
Net income	$137,332	$100,421
Loss from discontinued operations	31,990	14,493

Income from continuing operations	169,322	114,914
Adjustments to reconcile income from continuing operations to net cash from operating activities of continuing operations:
Depreciation and amortization	97,720	105,787
Share-based compensation	45,458	8,591
Provision for deferred income taxes	(21,233)	11,252
Tax benefit from share-based payments	5,072	293
Excess tax benefit from share-based payments	(4,365)	(152)
Foreign currency transaction loss (gain)	24	(277)
Loss on impairment of assets	449	—
Changes in assets and liabilities:
Merchandise inventory	(113,509)	(261,138)
Accounts receivable	(7,735)	(3,209)
Prepaid expenses and other	8,896	(10,398)
Other assets	(9,574)	3,936
Accounts payable	36,713	56,569
Unredeemed gift cards and gift certificates	(21,908)	(18,607)
Deferred lease credits	(6,896)	(5,714)
Accrued compensation and payroll taxes	9,461	(16,329)
Accrued income and other taxes	9,642	(12,105)
Accrued liabilities	13,280	7,560

Total adjustments	41,495	(133,941)

Net cash provided by (used for) operating activities from continuing operations	$210,817	$(19,027)
Investing activities:
Capital expenditures for property and equipment	(71,223)	(86,228)
Acquisition of intangible assets	(958)	(33,886)
Purchase of available-for-sale securities	(10,069)	(186,328)
Sale of available-for-sale securities	36,415	157,994

Net cash used for investing activities from continuing operations	$(45,835)	$(148,448)
Financing activities:
Payments on capital leases	(2,515)	(2,343)
Repurchase of common stock as part of publicly announced programs	—	(15,160)
Repurchase of common stock from employees	(4,125)	(2,189)
Net proceeds from stock options exercised	43,914	2,680
Excess tax benefit from share-based payments	4,365	152
Cash dividends paid	(360,498)	(64,273)

Net cash used for financing activities from continuing operations	$(318,859)	$(81,133)

Effect of exchange rates on cash	264	872

Cash flows of discontinued operations
Net cash used for operating activities	(20,481)	(29,056)
Net cash used for investing activities	(768)	(10,517)
Net cash used for financing activities	—	—
Effect of exchange rate on cash	—	—

Net cash used for discontinued operations	$(21,249)	$(39,573)

Net decrease in cash and cash equivalents	$(174,862)	$(287,309)
Cash and cash equivalents - beginning of period	719,545	667,593

Cash and cash equivalents - end of period	$544,683	$380,284

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE STORE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Store Sales (1)
	2012	2011
American Eagle Outfitters, Inc. (2)	10%	7%

AE Brand	8%	5%
aerie	5%	8%
AEO Direct (2)	27%	21%

	YTD Third Quarter Comparable Store Sales (1)
	2012	2011
American Eagle Outfitters, Inc. (2)	12%	1%

AE Brand	10%	–1%
aerie	12%	Flat
AEO Direct (2)	26%	13%

(1)	Comparable store sales are from continuing operations and exclude 77kids.
(2)	AEO Direct is comprised of ae.com and aerie.com. AEO Direct is included in consolidated comparable store sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Third Quarter Fiscal 2012	YTD Third Quarter Fiscal 2012	Fiscal 2012 Guidance
Consolidated stores at beginning of period (1)	1,063	1,069	1,069
Consolidated stores opened during the period
AE Brand	4	13	16
Consolidated stores closed during the period
AE Brand	(3)	(15)	(25) - (30)
aerie	(1)	(4)	(5) - (10)

Total consolidated stores at end of period	1,063	1,063	1045 - 1055

Stores remodeled and refurbished during the period	8	46	48 - 50
Total gross square footage at end of period	6,300,662	6,300,662	Not Provided

International franchise stores at end of period (2)	44	44	49

(1)- Consolidated store data and total gross square footage exclude all 77kids store locations.

(2)- International franchise stores are not included in the consolidated store data or the total gross square footage calculation.